UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
ATMEL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

     Atmel Corporation issued the following press release on May 18, 2007.
* * *
®

N E W S  R E L E A S E

ATMEL SHAREHOLDERS VOTE OVERWHELMINGLY IN SUPPORT OF CURRENT BOARD
Shareholders Reject Perlegos Proposal at Special Meeting
SAN JOSE, CA, May 18, 2007 . . . Atmel® Corporation (NASDAQ: ATML) today announced that, based on an estimate of the votes cast at the Company’s special meeting of shareholders held today, shareholders have voted overwhelmingly in support of Atmel’s current directors and have rejected George Perlegos’s proposal to remove the directors who terminated him for cause.
“On behalf of Atmel’s Board and new management team, I would like to thank our shareholders for their continued support and our employees for remaining focused on our business goals,” said Steven Laub, Atmel’s President and Chief Executive Officer. “Today’s results reflect the progress we are making to transform Atmel and unlock shareholder value. Atmel’s transformation is just beginning. Our shareholders can continue to have confidence in our commitment to implement additional strategic and operational actions throughout 2007.”
“Now that shareholders have spoken, we are hopeful that Mr. Perlegos will choose to forgo a further expensive proxy campaign for the July annual meeting, and allow Atmel’s Board and new management team to execute on its plan without further distraction,” continued Mr. Laub.
As previously announced, Atmel’s Board and new management team are committed to the following actions in 2007 as part of their plan to increase shareholder value:
•	Continuing to refocus the Company on microcontroller and microcontroller-related businesses.

•	Rationalizing Atmel’s business and product portfolio, including improving, restructuring and/or exiting businesses that don’t meet financial targets.

•	Further consolidating Atmel’s manufacturing operations, expanding the use of foundry partners, redesigning products for lower cost, and leveraging Atmel’s improved cost structure.

•	Delivering superior financial performance and returning excess capital to shareholders.

•	Adding two new, highly qualified, independent directors for election by shareholders at Atmel’s July annual meeting.
Prior to the closing of the polls at the special meeting, all proxy cards received by Atmel and George Perlegos were turned over to the independent inspector of elections, IVS Associates, Inc., for final tabulation and certification. Final results will be released after the votes have been tabulated and certified.
Safe Harbor for Forward-Looking Statements
This release contains forward-looking statements that involve risks and uncertainties, including statements about Atmel’s strategic plans, restructuring and other initiatives and statements regarding Atmel’s future prospects. All forward-looking statements included in the release are based upon information available to Atmel as of the date of the release, which may change, and we assume no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations.
Factors that could cause or contribute to such differences include the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new technologies, ability to ramp new products into volume, industry wide shifts in supply and demand for semiconductor products, industry and/or Atmel overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets, and other risks detailed from time to time in Atmel’s SEC reports and filings, including our Form 10-K, filed on March 16, 2006 and subsequent Form 10-Q reports.
The independent investigation regarding the timing of Atmel’s past stock option grants has had and may in the future have an impact on our ability to file required reports with the SEC on a timely basis; our ability to meet the requirements of the NASDAQ Global Select Market for continued listing of our shares; potential claims and proceedings relating to such matters, including shareholder or employee litigation and action by the SEC and/or other governmental agencies; and negative tax or other implications for Atmel resulting from accounting adjustments or other factors.

Investor Contact	Media Contact
Robert Pursel	Jennifer Schaefer / Mike Cuneo
Director of Investor Relations	Joele Frank, Wilkinson Brimmer Katcher
408-487-2677	212-355-4449
###